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                                                                  EXHIBIT 10.52




DEPARTMENT OF THE AIR FORCE
Headquarters Air Force Space Command
Vandenberg Air Force Base

LEASE NO. SPCVAN-2-94-0001



THIS LEASE, made between the Secretary of the Air Force, of the first part, and Astrotech Space Operations, L.P. of the second part, WITNESSETH:

The secretary of the Air Force under the authority of Title 10, United States Code, Section 2667 (10 U.S.C. 2667) has determined that the land and facilities hereby leased is not excess property, as defined by 40 U.S.C. 472; is not for the time needed for public use; and leasing it will be advantageous to the United States and in the public interest. This lease is also entered into in furtherance of the purposes of the Commercial Space Launch Act of 1984 (PL 98-575) and the Commercial Space Launch Act Amendments of 1988 (PL 100-657). Therefore, for the consideration set out below and by means of this Lease Agreement, the Air Force leases the land and facilities or property, described in Attachment A, attached hereto and made a part hereof, to the party of the second part, called the "lessee".

THIS LEASE is granted subject to the following conditions:

1. Term. This lease shall be for a term of 20 years, beginning on 1 October 1993 and ending on 30 September 2013.

2. Use of Leased_Premises. The lease shall be for the use of land and facilities located at Vandenberg Air Force Base (VAFB), CA, upon which lessee shall build facilities or refurbish existing government facilities, in support of government and commercial launches.

3. Commercialization Agreement. The Department of the Air Force/Astrotech Space Operations Commercialization Agreement, including Annex B for Astrotech Space Operations, L.P. Programs between the 30th Space Wing and Astrotcch Space Operations, L.P. (hereafter "Commercialization Agreement") is hereby incorporated into this Lease Agreement as Attachment B. Each time the Commercializatlon Agreement is revised, it shall supersede its predecessor and be incorporated into this Lease Agreement. In the event of any inconsistency between the provisions of the Lease Agreement and the Commercialization Agreement, the terms of the Lease Agreement shall take precedence. Other supporting documents such as Joint Operating Procedures (JOPs), if entered into, will be subordinate to both of the above documents.

  4. Consideration.

  (a) In consideration for the lease of these premises, the lessee shall perform all maintenance, protection, repair, or restoration of the premises, and any improvements now or to be constructed on them; and pay an annual rental of $35, 000, payable in the amount of $8,750 quarterly in advance on 1 October, 1 January, 1 April and 1 July of each year. Payments shall be made payable to the Treasurer of the United States and forwarded by the lessee direct to Accounting and Finance, Commercial Services, DAO-DE Vandenberg/FS, 1031 California Suite A 216, Vandenberg Air Force Base, California
  93437-6011, DSH 276-4964.
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     (b) Lessee shall pay to the United States on demand any sum which may have to be expended after the expiration, revocation, or termination of this lease in restoring the premises to the condition required by Condition 19.

5. Government Representatives and Their Successors. Except otherwise specifically provided, any reference herein to "Commander, 30SPW" or "said officer" shall mean the Commander, 30th Space Wing, or his duly appointed successors and his authorized representatives.

6. Extension of Lease. Subject lease may be extended with agreement of both parties. So long as Lessee satisfactorily complies with the terms and conditions of this Lease Agreement, Lessee shall be given the opportunity for such extension(s). Agreements to renew subject lease will not exceed a term of five years per renewal agreement. In order to support Lessee's commercial requirement to contractually commit up to three (3) years in advance to provide services to its customers utilizing the property that is the subject of this lease, extension of subject lease shall permitted up to three (3) years prior to expiration date of subject lease or subsequent extension.

7. Revocation or Termination by the  Government

     (a) This lease may be revoked by the Deputy Assistant Secretary of the Air Force (Installations) or higher authority at any time upon the failure of the lessee to comply with the terms of this lease. Prior to the revocation, the lessee must be informed, in writing, by the said officer of the terms with which the lessee is not complying and afforded a sixty (60) day period to return to compliance with the provisions of the lease. If the lessee does not return to compliance within the time allotted, the lessee shall vacate the premises within 90 days thereafter. Lessee shall be liable for additional rental costs for this 90-day period and for any costs incurred by the United States in removing lessee from said premises and restoring the premises to the condition that existed on the date this lease was executed.

     (b) The lease may be terminated by the Deputy Assistant Secretary of the Air Force (Installations) or higher authority in the event of a national emergency declared by Congress or the President, declared or undeclared war involving the United States, or if the Deputy Assistant Secretary determines that the paramount interest of rational defense requires it. If the lease Is terminated by the Government without fault of the lessee, the lessee may request the Government pay the unamortized depreciation of any improvements which have been made to the premises by the lessee. The Government will act in good faith to seek appropriated funds for such purpose, and if authorized by appropriate Government officials, negotiate fair and reasonable compensation for any such unamortized depreciation.
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8.     Termination by Lesee.  This lease may be terminated by the lessee at any time by giving the said officer at least sixty (60) days notice in writing. No money or other consideration paid or due to the Government up to the date of termination shall be refunded.

9.     Assignment.  The lessee shall not:

          (a) transfer or assign this leave or any property on the leased premises, except to a corporate affiliate or to a successor entity which is involved in space exploration and development activities substantially similar to those of Astrotech at Vandenberg AFB, without permission in writing from said of f icer;

          ( b ) sublet any part of the premises or property on it without permission in writing from said officer; or

          (c) grant any other form of interest, privilege, or license in connection with this lease without permission in writing from the said officer.
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10. Condition of Premises.   The lessee has inspected and knows the condition
of the leased property.   It is understood that it is leased without any
representation or warranty by the Government concerning its condition, and without obligation on the part of the Government to make any alterations, repairs, or additions.

11. Maintenance of Property. Subject to the limitations of Condition 19 hereof with respect to the restoration of the property, all portions of the leased property, including any existing improvements contained in the area described in Attachment A or improvements built by lessee, shall be maintained, protected, repaired, or restored to good order and condition by and at the expense of the lessee.

12. Repair of Damage. Any property of the United States on the leased premises or elsewhere which is damaged or destroyed by occurrences arising out of the use of the leased premises shall be promptly repaired or replaced by the lessee to the satisfaction of the said officer. In lieu or such repair or replacement the lessee shall, if so required by the said officer, pay to the United States money in an amount sufficient to compensate for the loss.
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13.  Entry By Government.  The United States, its officers, agents, employees, and contractors may enter upon the leased premises at any time, upon reasonable notice, for the purpose of inspection and inventory of property of the United States and when otherwise deemed necessary for the protection of the interests of the Government. The lessee shall have no claim on account of such entries against the Government or any officer, agent, employee, or contractor thereof provided, however, that nothing in this lease shall affect the Government's liability arising under the Federal Tort Claims Act, 28 U.S.C. 2671 et seq.

14.  Liability and Indemnification.

(a) Lessee agrees to assume all risks of loss or damage to property and injury or death to persons by reason of the activities conducted under this lease, except for such loss or damage and injury or death which results from the reckless disregard or willful misconduct of the Government or its agents or as provided in Condition 13 hereof. Lessee expressly waives all claims against the Government for any such loss, damage, personal injury or death occurring as a consequence of the conduct of activities or the performance of lessee's responsibilities under this lease. Lessee further agrees to indemnify, save, hold harmless, and defend the Government against all suits, claims or actions of any sort resulting from, related to, or arising out of lessee's activities conducted or services furnished in connection with this lease.

(b) Lessee shall carry adequate liability and indemnity insurance acceptable to Commander, 30th Space Wing, to protect the Government against claims for bodily injury or death and for damage to property resulting from the operations of the lessee under the terms of this lease. The Government shall be a named insured under the policy, and the insurer shall have no right of subrogation against the Government.

(c) The lessee shall procure and maintain, at its cost, a standard fire and extended coverage insurance policy or policies on the leased property to the full insurable value thereof. Such policy shall provide, as a minimum, for prompt restoration of the property to its condition at the date this lease is signed without cost to the Government. Coverage providing for repairing or rebuilding lessee's improvements is optional with the lessee.

(d) All terms and conditions regarding liability and indemnification set out in the current Commercialization Agreement, as set forth in Attachment B, or as modified by the parties, which are not in conflict with above provisions, shall apply.

15. Compliance with Applicable Laws.

(a) Lessee will comply with the provisions of all applicable federal, state, and local laws, regulations, and standards, and including those provisions concerning the protection and enhancement of environmental quality and pollution control and abatement.

(b) Lessee shall comply with all applicable laws, ordinances, and regulations of the State of California and Santa Barbara County with regard to construction, sanitation, licenses or permits to do business, and all other matters.
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(c)  This clause does not constitute a waiver of Federal Supremacy or sovereign immunity. Only laws and regulations applicable to the premises under the Constitution and statutes of the United States are covered by this clause,

(d) The said officer and the Air Force do not, by reason of this lease, assume the responsibility for enforcement of the foregoing statutes, ordinances or regulations. Enforcement remains the sole responsibility of the authorities duly constituted for the purpose of such enforcement.

16.  Review and  Approval  of Construction Plans.

(a) All plans for construction, modification, or additions by lessee must be approved in writing by the said officer or his delegate before the commencement of any construction project. In addition, the designs for all lessee connections to VAFB utilities will comply with DOD/USAF construction standards and be subject to 30SPW review and approval. DOD/USAF construction standards are available through the office of the VAFB Base Civil Engineer.

(b) The Air Force review process for either a construction project or a utility connection will be completed within 30 days of receipt of plans and specifications. Approval will not be unreasonably withheld.

(c) All construction shall be in accordance with the approved designs and plans and without cost to the Government. The lessee shall not proceed with excavation or construction until it receives written authorization from the said officer.

(d) All matters of ingress, egress, contractor haul routes, construction activity and disposition of excavated material, in connection with the lease herein granted, shall be coordinated with the said officer. A11 excavation and construction activity shall be accomplished during periods (including hours of the day) acceptable to the said officer.

17.  Utilities.

(a) If the Government agrees to provide them, specific arrangements for utilities will be included in a separate Operating Agreement.
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     (b) The lessee shall pay direct costs incurred by the United States in producing and/or supplying any utilities.

18. Taxes.

     (a) The lessee shall pay to the proper authority on a timely basis all applicable taxes, assessments, and similar charges relating to the leased premises or facilities or operations thereon which, at any time during the term of this lease or any extensions, may be imposed on the lessee's interest in the leased premises pursuant to 10 U.S.C. 2667(e).

     (b) Should Congress enact a law making the Government's interest in the leased premises taxable by state or local governments (i.e., waive sovereign immunity to taxation), the lease shall be re negotiated to allocate the cost of the tax.

19. Vacation of Premises.

     (a) On or before the date of expiration of this lease, or its final extension, or of its termination by the lessee, the lessee shall vacate the premises, remove its property (including improvements and personal property) and restore the premises to the condition that existed on the date this lease was executed, except as the Government may exercise its rights under Paragraph (c) below.

     (b) If the lease is revoked under Paragraph 7(a) hereof, the lessee shall vacate the premises, remove its property (including any improvements and personal property}, and restore the premises to the condition described in Paragraph 19(a) above within 90 days or such longer time as the said officer may direct, except as the Government may exercise its rights under Paragraph (c) below.

     (c) The Government may, at its option, accept title to some or all of the lessee's property or improvements in lieu of restoration. The Government shall have a reasonable time, extending at least until the end of the next annual session of Congress, to obtain any authorization by law that may be needed to exercise the right to acquire such property or improvements.

     (d) If the lessee fails to remove its property and restore the premises by the required date, and the said officer declines to take title to the property, the said officer may cause the property to be removed and the premises restored at the expense of the lessee. No claim for damages against the United States or its officers, agents, or contractors shall be created by or made on account of such removal and restoration work.

20. Disputes.

     (a) Except as otherwise provided in this lease, any dispute concerning a question of fact arising under this lease which is not disposed of by agreement shall be decided by the said officer. Said officer shall reduce the decision to writing and mail or otherwise furnish a copy to the lessee. The decision of the said officer shall be final and conclusive unless, within 30 days from the date of receipt of such copy, the lessee mails or otherwise furnishes to the said officer a written appeal addressed to the Secretary of the Air Force. The decision of the Secretary or his duly authorized representative for the determination of such appeals shall be final and conclusive unless determined by a court of competent jurisdiction to have been fraudulent, or capricious, or arbitrary, or so grossly erroneous as necessarily to imply bad faith, or not supported by substantial evidence.
In connection with any appeal proceeding under this condition, the lessee shal1 be afforded an opportunity to be heard and to offer evidence in support of its appeal. Pending final decision of a dispute hereunder, the lessee shall proceed diligently with the performance of the lease in accordance with the said officer's decision.
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     (b) This clause does not preclude consideration of legal questions in connection with decisions provided for in Paragraph (a) above, provided that nothing in this clause shall be construed as making final the decision of any administrative official, representative, or board on a question of law.

21. Rules and_Regulations. The use and occupation of the leased premises shall be subject to the general supervision and approval or the said officer and to such reasonable rules and regulations as may be prescribed by him or her from time to time.

22. Notices. All notices to be given pursuant to this lease shall be addressed, if to the lessee, to:

President
Astrotech Space Operations, L.P.
12510 Prosperity Drive, Suite 100
Silver Spring, MD 20904-1663

if to the
Government,
to:

Commander
30th Space Wing
747 Nebraska Ave., Suite 1
Vandenberg AFB, CA 93437-6261

or as may from time to time be directed by the parties. Notice shall be deemed to have been duly given if and when enclosed in a properly sealed envelope or wrapper, addressed as aforesaid, and personally delivered or sent certified mail, return receipt requested.

23.   General Provisions.

(a) The lessee warrants that no person or selling agency has been employed or retained to solicit or secure this lease upon an agreement or understanding for a commission, percentage, brokerage, or contingent fee, excepting bona fide employees or bona fide established commercial or selling agencies maintained by the lessee for the purpose of securing business. For breach or violation of this warranty, the Government shall have the right to annul this lease without liability or in its discretion to require the lessee to pay, in addition to the lease rental or consideration, the full amount of such commission, percentage, brokerage, or contingent fee.

(b) No Member of or Delegate to Congress or Resident Commissioner shall be admitted to any share or part of this lease or to any benefit to arise therefrom. Nothing, however, herein contained shall be construed to extend to any incorporated company, if the lease be for the general benefit of such corporation or company.

(c)   Facilities Nondiscrimination.

(1) As used in this paragraph, The term "facility" means lodgings, stores, shops, restaurants, cafeterias, restrooms, and any other facility of a public nature in any building covered by, or built on land covered by, this lease.

(2) The lessee agrees not to discriminate by segregation or otherwise against any person because of race, color, religion, sex, or nationa1 origin in furnishing, or refusing to furnish, to such person the use of any facility, including ALL services, privileges, accommodations, and activities provided on the premises. This does not require the furnishing to the general public the use of any facility customarily furnished by the lessee solely to tenants or to Air Force military and civilian personnel, and the guests and invitees of any of them.
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24.   Environmental Compliance and Cleanup.

(a) The lessee agrees that from the effective date of this lease and during the lessee's use and/or possession of leased premises, including during any extension period, the lessee shall be the operator of the leased premises and shall operate in compliance with all applicable federal, state, and local environmenta1 laws, statutes, ordinances, and regulations in effect at any time during the period of this lease. The lessee further agrees that during the lessee's use and/or possession of the leased premises, including any extension period, the lessee shall not treat, store, dispose of, discharge, or release emissions, waste, effluent, hazardous substances, or contaminates in such a manner that such actions will unlawfully pollute or contaminate air, ground (including subsurface strata), water (including ground water), or become a public nuisance. The total responsibility for ensuring compliance with the aforementioned laws, statutes, ordinances, and regulations shall be the lessee's alone. The lessee shall obtain and maintain, pursuant to the aforementioned laws, statutes, ordinances, and regulations, such permits, licenses, or other authorizing documents as may be required for the lessee's use and/or possession, The lessee shall sign such permits, licenses, or other authorizing documents as operator of the leased promises.

(b) During the initial lease period, and any extension period, the total responsibility shall be the lessee's alone for the treatment, storage, disposal of emissions, waste, effluent, hazardous substances, or contaminants and for cleaning up or correcting any environmental pollution, contamination, and/or damage to the leased premises occurring on or after the effective date of this lease and resulting from the lessee's use and/or possession on or after the effective date of this lease. This responsibility shall exist even if said emissions, waste, effluent, hazardous substances, pollution, damage, or contamination are not discovered until after the date this lease expires or is terminated. Furthermore, the leasee's responsibility shall continue even if said treatment, storage, disposal, cleanup, or correction operations continue or are required to begin after the date this lease expires or is terminated.

(c) The lessee agrees that it shall reimburse, indemnify, hold harmless, and defend the Government against any and all claims (including equitable claims and tort claims), lawsuits or enforcement actions concerning, or resulting from, any actual or alleged noncompliance or violation of any laws, statutes, ordinances, or regulations, or any actual or alleged environmental pollution resulting from, but not limited to, the treatment, storage, disposal, discharge or release by the lessee of emissions, waste, effluent, hazardous substances or contaminants on the leased premises. The lessee's indemnification of the Government herein shall include all claims, lawsuits, or enforcement actions brought by either private citizens (including, but net limited to, individuals, corporations, businesses, etc.) or any governmenta1 agency. The lessee's responsibility under this provision shall continue even if such pollution is not discovered, or said claims, lawsuits, or enforcement actions are not brought, until after this lease expires or is terminated.

(d) This lease does not change the parties' respective rights, liabilities, and responsibilities regarding environmental cleanup or compliance with environmenta1 laws, statutes, ordinances, and regulations with respect to actions that occurred prior to the effective date of this lease.

25.   Reporting to Congress.   This lease is not subject to 10 U.S.C
      2662(a).



         IN WITNESS WHEREOF, I have hereunto set my hand by authority of the Secretary of the Air Force this _____day of _______________1993.

         By:

         Title:


THIS LEASE is also executed by the lessee this ____day  of _______________ 1993.


          By:    RICHARD G. WOLF

          Title: President, Astrotech Space Operations, L.P.


Signed and sealed in the presence of:

                         (1)
                         (2)
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                   ATTACHMENT A TO LEASE NO. SPCVAN-2-94-0001

                       DESCRIPTION OF LAND AND FACILITIES
                                                 LEASED
                                       BY
                          DEPARTMENT OF THE AIR FORCE
                                       TO
                       ASTROTECH SPACE OPERATIONS, L. P.


      The land and facilities leased by the Department of the Air Force to Astrotech Space Operations, L.P. under this Lease Agreement, as shown in Figure 1-1, are comprised of:

      (1) The approximately 59 acre deactivated magazine storage bunker site, which is located along the southwest side of Tangair Road and accessed via Red Road. VAFB is currently demolishing and removing, at Government expense, all existing bunkers and buildings within the fenced area of this site. Approximately one-half of this demolition and removal project has been completed. The remainder of the project will be accomplished subsequent to execution of this Lease Agreement without any expense to lessee. Subject to the review and approval process set forth in Condition 16 of this Lease Agreement, a first phase of construction by lessee is planned for a portion of the area which has already been cleared.

      (2) Building 1028, which is located on the southeast side of Red Road immediately outside the fenced area described in Paragraph (1) above. Since Building 1028 was scheduled to be demolished and removed as part of the VAFB funded project described in Paragraph (1) above, upon the expiration or termination of this Lease Agreement, lessee hereby agrees to demolish and remove Building 1028 as part of restoration of the leased premises pursuant to Condition 19 of this Lease Agreement.